UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

WideOpenWest, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):
☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

WIDEOPENWEST, INC.

7887 East Belleview Avenue, Suite 1000

Englewood, Colorado 80111

SUPPLEMENT TO

2024 NOTICE OF ANNUAL MEETING AND

PROXY STATEMENT DATED MARCH 26, 2024

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 9, 2024

This supplement, dated March 29, 2024 (this “Supplement”), provides updated information with respect to the 2024 Annual Meeting of Stockholders (the “Annual Meeting”) of WideOpenWest, Inc. (the “Company”) to be held virtually on May 9, 2024 at 10:00 a.m. EDT.

On March 26, 2024, the Company commenced distribution of the Notice of Annual Meeting and Proxy Statement (the “Proxy Statement”) for the Annual Meeting and notice of availability of the Proxy Statement. This Supplement should be read in conjunction with the Proxy Statement.

This Supplement is being filed to clarify the following information in the Proxy Statement. On page 2, the language under the heading “Proposal Five—Approval of Amendment to the 2017 Omnibus Incentive Plan—Voting Rights, Quorum and Required Vote” is hereby revised in its entirety to read as follows:

•	Proposal Five—Approval of Amendment to the 2017 Omnibus Incentive Plan. The affirmative vote of the holders of a majority in voting power of the stock entitled to vote at the Annual Meeting, present in person or represented by proxy, is required to approve the proposed amendment to the 2017 WideOpenWest, Inc. Omnibus Incentive Plan (the “2017 Omnibus Plan”) to increase the maximum number of shares of common stock that may be issued pursuant to awards granted thereunder from 15,924,128 to 18,424,128 shares. Abstentions (as defined below) will count the same as votes against Proposal No. 5. Broker non-votes (as defined below) will have no effect on Proposal No. 5.

The Company’s board of directors continues to recommend approval of the amendment to the 2017 Omnibus Plan.

Except as described in this Supplement, none of the items or information presented in the Proxy Statement is affected by this Supplement. This Supplement does not provide all of the information that is important to your voting decisions at the Annual Meeting. The Proxy Statement contains other important additional information. We encourage you to carefully read this Supplement together with the Proxy Statement.

If you have already returned your proxy card or voting instruction form, you do not need to take any action unless you wish to change your vote. If you have not yet returned your proxy card or voting instruction form, please complete the proxy card or voting instruction form. Information on how to vote your shares, or change or revoke your prior vote or voting instruction, is available in the Proxy Statement.